Exhibit 99.2

Allied Nevada Achieves Record Gold Sales of 30,585 Ounces in the Third

Quarter of 2010 at Cost of Sales of $416 per Ounce of Gold Sold

Year to Date Gold Sales Total 80,584 Ounces at an Average Cost of Sales of $406

per Ounce of Gold Sold

Q3 Earnings Release Date and Conference Call Details

October 22, 2010 – Reno, Nevada – Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-A: ANV) is pleased to announce preliminary operating results for the third quarter and year to date ended September 30, 2010. Allied Nevada achieved record metals sales in the third quarter with 30,585 ounces of gold and 69,365 ounces of silver sold at average cost of sales of approximately $416 per ounce of gold sold1. Year to date, 80,584 ounces of gold and 184,161 ounces of silver have been sold at an average cost of sales of approximately $406 per ounce of gold sold. The year to date production ratio of 2.3 ounces of silver to one (1) ounce of gold continues to exceed expectation. The mine remains on track to meet previously released guidance of 100,000 ounces of gold production at a cost of sales per ounce of gold sold of $400-$450 for 2010.

“We are pleased with the smooth operating performance at Hycroft with now three consistent quarters meeting production and cost expectations,” comments Scott Caldwell, President and CEO. “The mine is moving quickly on the first stage of its transformation with new larger mining equipment being introduced and the first crusher operating as expected. We are moving quickly on all fronts to develop Hycroft into the significant operation we believe it should be.”

The 2010 Brimstone leach pad expansion is nearing completion on schedule and slightly under budget. The first crusher became operational in the third quarter and is currently working as planned. The first two 320-ton haul trucks in connection with the planned oxide expansion have arrived on site and are being assembled. It is expected that these trucks will be operational in the fourth quarter of 2010. A third 320-ton haul truck is expected to be on site and operational by the end of the fourth quarter as well.

“A well-deserved congratulations to the employees at Hycroft for their excellent safety record and recently achieving one year of operations without a lost time accident,” commented Scott Caldwell. “This is a true testament to the high quality team we have working at site.”

Q3 Conference Call Details

Allied Nevada expects to issue full operating and financial results for the third quarter of 2010 on November 5, 2010. Management will host a conference call to discuss third quarter results on November 8, 2010 at 8:00 am PT (11:00 am ET) followed by a question and answer session.

[1]	“Cost of sales per ounce of gold sold” is a non-GAAP measure. Please see the section titled Non-GAAP Measures in this press release for further information.

To access the call, please dial:

Canada & US toll-free – 1-800-644-3416

Outside of Canada & US – 1-416-814-4860

Replay (available until November 9, 2010):

Access code:4379672#

Canada & US toll-free – 1-877-289-8525

Outside of Canada & US – 1-416-640-1917

An audio recording of the call will be archived on our website at www.alliednevada.com.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation; expectations regarding the timing of installation of equipment for the planned crushing system and the anticipated benefits of such system; expectations regarding potential expansion, growth opportunities and potential discoveries at Hycroft;; expectations regarding the amount of future gold and silver production and sales from the Hycroft mine; expectations regarding anticipated operating costs; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks relating to Allied Nevada’s lack of operating history; risks that Allied Nevada’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; uncertainties relating to operating and capital costs; uncertainties regarding estimated recovery rates; and uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Non-GAAP Measures

Allied Nevada provided non-GAAP measures of “cost of sales per ounce of gold sold” in this document. The Company believes that, in addition to conventional measures prepared in accordance with United States generally accepted accounting principles (U.S. “GAAP”), stakeholders use non-GAAP measures to evaluate the Company’s performance and its ability to generate cash flow. The above non-GAAP measure does not have any standardized meaning prescribed by GAAP and, therefore, may not be comparable to similar measures presented by other companies. Accordingly, the above measure is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. A reconciliation from the non-GAAP measures to the most directly comparable measure calculated in accordance with GAAP will be provided in the Company’s MD&A.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(416) 409-6007

or visit the Allied Nevada website at www.alliednevada.com

2010 Q3 Preliminary Operating Results | 2